Exhibit 99

FOR IMMEDIATE RELEASE

General Mills Elects Two New Board Members

Board Declares Quarterly Dividend, Continuing 125th Year of Uninterrupted Dividend Payments

MINNEAPOLIS (Jan. 30, 2024) — General Mills, Inc. (NYSE: GIS) today announced the election of Benno O. Dorer and John G. Morikis to its board of directors effective Jan. 29, 2024. The election of Dorer and Morikis reflects the company’s thoughtful approach to board succession and refreshment.

As the former Chairman and Chief Executive Officer of The Clorox Company (NYSE: CLX), Dorer brings to the board strong executive leadership experience from a global consumer packaged goods company. Dorer served as Chief Executive Officer of Clorox from 2014 to September 2020, Chairman from 2016 to September 2020 and Executive Chairman from September 2020 to February 2021. Prior to his role as Chief Executive Officer, he served as Chief Operating Officer from 2013 to 2014. Before joining Clorox, Dorer worked for The Procter & Gamble Company in various marketing and sales roles in the U.S. and Europe. Following his retirement from Clorox, Dorer served as Executive Advisor at KKR & Co. Inc. from 2021 to July 2022 and on the board of Origin Materials (NASDAQ: ORGN) from 2021 to May 2023. Dorer currently serves on the board of VF Corporation (NYSE: VFC), where he also served as Interim President and Chief Executive Officer from December 2022 to July 2023 and Lead Independent Director from 2021 to 2022.

As the current Executive Chairman and former Chairman and Chief Executive Officer of The Sherwin-Williams Company (NYSE: SHW), John Morikis brings to the board significant executive leadership experience and a deep understanding of strategic management. Morikis has served as Executive Chairman of Sherwin-Williams since January 2024, and previously served as Chairman from 2017 to December 2023 and Chief Executive Officer from 2016 to December 2023. He joined Sherwin-Williams in 1984 as a management trainee and held roles of increasing responsibility throughout his career. Morikis currently serves on the board of Fortune Brands Innovations (NYSE: FBIN).

In other action at its regularly scheduled meeting, the General Mills board of directors declared a quarterly dividend at the prevailing rate of $0.59 per share, payable May 1, 2024, to shareholders of record as of April 10, 2024. General Mills and its predecessor company have paid dividends without interruption for 125 years.

About General Mills

General Mills makes food the world loves. The company is guided by its Accelerate strategy to drive shareholder value by boldly building its brands, relentlessly innovating, unleashing its scale and standing for good. Its portfolio of beloved brands includes household names such as Cheerios, Nature Valley, Blue Buffalo, Häagen-Dazs, Old El Paso, Pillsbury, Betty Crocker, Yoplait, Totino’s, Annie’s, Wanchai Ferry, Yoki and more. Headquartered in Minneapolis, Minnesota, USA, General Mills generated fiscal 2023 net sales of U.S. $20.1 billion. In addition, the company’s share of non-consolidated joint venture net sales totaled U.S. $1.0 billion.

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Contacts

(Investors) Jeff Siemon: +1-763-764-2301

(Media) Chelcy Walker: +1-763-764-6364